                                   EXHIBIT 5

          OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING LEGALITY


                                 March 17, 1997





Board of Directors
Deposit Guaranty Corp.
210 East Capitol Street
Jackson, Mississippi  39201

Gentlemen:

           We have acted as counsel to Deposit Guaranty Corp. in connection with the preparation of its Registration Statement on Form S-4 for registration of 659,811 shares of Common Stock, no par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Plan of Reorganization and Bank Merger Agreement (the "Merger Agreement"), by and among Deposit Guaranty Corp., Deposit Guaranty Interim National Bank and Deposit Guaranty National Bank.

           We have examined the Merger Agreement, the Articles of Incorporation and the amendments thereto of Deposit Guaranty Corp., and such other documents as we deemed relevant.

           Based on the foregoing, it is our opinion that the 659,811 shares of Common Stock of Deposit Guaranty Corp. to be registered under the Securities Act of 1933, when issued pursuant to the Merger Agreement will be legally issued, fully paid and non-assessable shares of Common Stock of Deposit Guaranty Corp.

           We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Information Statement comprising Part I of the Registration Statement.

Sincerely,



WATKINS LUDLAM & STENNIS, P.A.